AGREEMENT AND PLAN OF MERGER

By and Among

DEPOSIT GUARANTY CORP.,

COMMERCIAL NATIONAL CORPORATION,

CITIZENS NATIONAL BANK,

 BANK OF GONZALES HOLDING COMPANY, INC.

   And

BANK OF GONZALES

Table of Contents


Article I.   THE HOLDING COMPANY MERGER1
                  1.01 Holding Company Merger.1
                  1.02 Effective Date of the Holding Company
Merger.1
                  1.03 Effect of the Holding Company Merger.1
                  1.04 Additional Actions.2
                  1.05 Conversion of Gonzales Holding Shares.2
                  1.06 Exchange of Shares.2
                  1.07 DGC to Make Shares Available.4
                  1.08 Shares of CNC.4
                  1.09 Tax Consequences.4

Article II.       THE BANK MERGER4
                  2.01  The Bank Merger.4
                  2.02   Effective Date.4
                  2.03   Cancellation of Capital Stock of
Gonzales
                  Bank.4
                  2.04   Capital Structure of the Receiving
                  Association.4
                  2.05   Effects of the Bank Merger.5
                  2.06   Tax Consequences.5

Article III.      REPRESENTATIONS AND WARRANTIES OF GONZALES BANK
                  AND GONZALES HOLDING5
                  3.01   Corporate Organization.6
                  3.02   Capitalization.6
                  3.03   Investments; No Subsidiaries.7
                  3.04   Loan Portfolio.7
                  3.05   Authority; No Violation.7
                  3.06   Consents and Approvals.7
                  3.07   SEC Documents; Financial Statements;
Other
                  Reports;
                         Liabilities.8
                  3.08   No Broker's Fees.9
                  3.09   Title to Properties; Encumbrances.9
                  3.10   No Undisclosed Liabilities.10
                  3.11   Absence of Certain Changes or Events.10
                  3.12   Leases. 12
                  3.13   Trademarks; Trade Names.12
                  3.14   Compliance with Applicable Law.12
                  3.15   Absence of Questionable Payments.12
                  3.16   Insurance.13
                  3.17   Powers of Attorney; Guarantees.13
                  3.18   Tax Matters13
                  3.19   Benefit and Employee Matters.14
                  3.20   Contracts and Commitments; No Default15
                  3.21   Disclosure. 17
                  3.22   Litigation.17
                  3.23   Environmental Matters.18
                  3.24   Contract Termination Provisions19

Article IV.       REPRESENTATIONS AND WARRANTIES OF DGC, CNC AND
CNB19
                  4.01   Corporate Organization.19
                  4.02   Capitalization.19
                  4.03   Authority; No Violation.20
                  4.04   Consents and Approvals.20
                  4.05   SEC Documents; Financial Statements;
                  Liabilities.21
                  4.06   Litigation.21
                  4.07   Legality of DGC Common Stock.22
                  4.08   Statements are True and Correct.22
                  4.09   No Shareholder Vote.22
                  4.10   Broker's and Finder's Fee.22
                  4.11   Disclosure22

Article V.        COVENANTS OF THE PARTIES23
                  5.01   Conduct of Business.23
                  5.02   Limitation on Actions.24
                  5.03   Current Information.24
                  5.04   Access to Properties and Records;
                  Confidentiality.24
                  5.05   Interim Financial Statements.25
                  5.06   Regulatory Matters.25
                  5.07   Approval of Shareholders.27
                  5.08   Compliance with SEC Rules 144 and 145.27
                  5.09   Further Assurances.27
                  5.10   Public Announcements.27
                  5.11   Benefits.28
                  5.12   Election of Directors.28
                  5.13   Indemnification and Liability
Insurance.28

Article VI.       CLOSING CONDITIONS29
                  6.01 Conditions to Each Party's Obligations under this Agreement.29
                  6.02   Conditions to the Obligations of DGC,
CNC,
                  and CNB
                         under this Agreement.  29
                  6.03 Conditions to the Obligations of Bank of Gonzales and
                         Bank of Gonzales Holding Company, Inc.
                  under this
                         Agreement.32

Article VII.      CLOSING35
                  7.01   Time and Place.35
                  7.02   Deliveries at the Closing.35

Article VIII.     TERMINATION35
                  8.01   Termination.35
                  8.02   Effect of Termination.36

Article IX.       MISCELLANEOUS36
                  9.01   Expenses.36
                  9.02   Notices.36
                  9.03   Parties in Interest.37
                  9.04   Amendment, Extension and Waiver.38
                  9.05   Complete Agreement.38
                  9.06   Non-Survival of Representations and
                  Warranties38
                  9.07   Counterparts.38
                  9.08   Governing Law. 39
                  9.09   Headings.39

AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER, dated as of February
5,
1996, by and among Bank of Gonzales Holding Company, Inc. ("Gonzales Holding"), a corporation organized under the laws of the
State of Louisiana, and its wholly-owned subsidiary Bank of Gonzales ("Gonzales Bank"), a state banking association organized under the laws of Louisiana, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi, its wholly-owned subsidiary Commercial National Corporation ("CNC"), a corporation organized under the laws of Louisiana, and CNC's wholly-owned subsidiary Citizens National Bank ("CNB"), a banking association organized under the laws of the United States, each acting pursuant to a resolution of its Board of Directors.

        In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that
Gonzales Holding shall be merged into CNC (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement and simultaneously therewith or immediately following the Holding Company Merger, Gonzales Bank shall be merged into CNB (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement.

    I.

THE HOLDING COMPANY MERGER

        1.1 Holding Company Merger. In accordance with the applicable provisions of the Louisiana Business Corporation Law ("LBCL"), Gonzales Holding shall be merged with and into CNC pursuant to a certificate of merger substantially in the form attached as Exhibit A and executed and acknowledged in the manner required by law; the separate existence of Gonzales Holding shall cease; and CNC shall be the corporation surviving the Holding Company Merger.

        1.2  Effective Date of the Holding Company Merger.  The
Holding Company Merger shall become effective on the date (the
"Effective Date") set forth in the certificate of merger filed in the office of the Secretary of State of Louisiana.

        1.3  Effect of the Holding Company Merger.  On the
Effective
Date, (i) the separate existence of Gonzales Holding shall cease and Gonzales Holding shall be merged with and into CNC, (ii) CNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by Gonzales Holding, (iii) CNC shall be responsible for all of the liabilities and obligations of Gonzales Holding in the same manner as if CNC had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with Gonzales Holding, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the Bylaws of CNC, (v) the Holding Company Merger will not of itself affect the tenure in office of any officer or director of CNC and no such person will succeed to such positions solely by virtue of the Holding Company Merger, and (vi) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Louisiana law.

    1.4 Additional Actions. If, at any time after the Effective Date, CNC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(i) to vest, perfect or confirm, of record or otherwise, in CNC, title to or the possession of any property or right of Gonzales Holding acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, Gonzales Holding and its proper officers and directors shall be deemed to have granted to CNC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in CNC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of CNC are fully authorized in the name of Gonzales Holding to take any and all such action.

    1.5 Conversion of Gonzales Holding Shares. Each share of common stock, no par value, of Gonzales Holding (the "Gonzales Holding Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of Gonzales Holding Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of this
Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares of common stock, no par value, of DGC (the "DGC Common Stock") equal to the Exchange Ratio, as defined below, subject to adjustment as provided herein and, in respect of fractional shares, subject to
Section 1.06 hereof. The Exchange Ratio shall equal 634,000 divided by the number of shares of Gonzales Holding Common Stock outstanding on the date immediately preceding the Effective Date. If prior to the Effective Date DGC should split or combine DGC Common Stock, or pay a dividend or other distribution in DGC Common
Stock, then the exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

    1.6 Exchange of Shares. (a) As soon as practicable after the Effective Date, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of Gonzales Holding Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing DGC Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of DGC Common Stock to which such holder of Gonzales Holding Common Stock shall have become entitled pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. Lost Certificates shall be treated in accordance with the existing procedures of Gonzales Holding.

    (b) No dividends or other distributions declared after the Effective Date with respect to DGC Common Stock and payable to the holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of DGC Common Stock into which the shares represented by such certificate have been converted.

    (c) If any certificate representing shares of DGC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of DGC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Date there shall be no transfers on the stock transfer books of Gonzales Holding of the shares of Gonzales Holding Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of DGC Common Stock as provided herein.

    (e) No certificates or scrip representing fractional shares of DGC Common Stock shall be issued upon the surrender for exchange of such Certificates, no dividend or distribution with respect to DGC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DGC. In lieu of any such fractional share, DGC shall pay to each former stockholder of Gonzales Holding who otherwise would be entitled to receive a fractional share of DGC Common Stock an amount in cash determined by multiplying (i) the closing sale price of a share of DGC Common Stock on the date immediately proceeding the Effective Date as quoted on the National
Association of Securities Dealers Automated Quotation System, by
(ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

    1.7 DGC to Make Shares Available. DGC shall make available a sufficient number of shares for conversion and exchange in accordance with Section 1.05, by transferring such shares to the Exchange Agent for the benefit of the stockholders of Gonzales Holding.

    1.8 Shares of CNC. The shares of capital stock of CNC outstanding immediately prior to the Effective Date shall not be changed or converted by virtue of the Holding Company Merger.

    1.9 Tax Consequences. It is intended that the Holding Company Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code.


   II.

THE BANK MERGER

    2.1   The Bank Merger.  On the Effective Date (as defined in
Section 2.02 hereof), Gonzales Bank shall be merged with and into CNB under the Articles of Association of CNB, as amended, existing under Charter No. 13648, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and La. R.S. 6:351 et seq.
On the Effective Date, CNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Hammond, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Gonzales Bank conducted business immediately prior to the Effective
Date). The Articles of Association of CNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of CNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger. CNB shall file this Agreement with the Louisiana
Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Office of the Comptroller of the Currency (the "OCC"). Gonzales Bank and CNB are sometimes referred to together as the "Merging Associations."

    2.2 Effective Date. The Bank Merger shall become effective on the Effective Date.

    2.3 Cancellation of Capital Stock of Gonzales Bank. On the
Effective Date, by virtue of the Bank Merger, all shares of the capital stock of Gonzales Bank shall be cancelled and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

    2.4 Capital Structure of the Receiving Association. As of December 31, 1995, CNB had capital of $2,341,210 divided into 234,121 shares of common stock authorized, each of $10 par value ("CNB Common Stock"), surplus of $3,603,351 and undivided profits, including capital reserves, of $12,480,851. As of December 31, 1995, Gonzales Bank had capital of $4,400,000 divided into 440,000 shares of common stock authorized, each of $10 par value, surplus of $8,506,000 and an accumulated deficit, including capital reserves, of $775,000.

    On the Effective Date, the amount of capital of the Receiving Association shall be $2,341,210 divided into 234,121 shares of common stock, each of the par value of $10, and on the Effective Date, the Receiving Association shall have a surplus of $3,603,351, plus the value of the consideration to be paid by DGC in the Holding Company Merger, and undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the capital structure of CNB, as set forth above, adjusted, however, for the results of operations of CNB between December 31, 1995 and the Effective Date.

    2.5 Effects of the Bank Merger. On the Effective Date, the corporate existence of each of the Merging Associations shall be merged into and continued in CNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving
Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Date, be liable for all liabilities of the Merging Associations.

    2.6 Tax Consequences. It is intended that the Bank Merger shall constitute a tax-free reorganization pursuant to Section
368(a)(1)(A) of the Code, and that the transactions made the subject matter of the plan shall constitute a "plan of reorganization" for purposes of the rules and regulations governing
Code Section 368.


  III.

REPRESENTATIONS AND WARRANTIES OF
GONZALES BANK AND GONZALES HOLDING

    Gonzales Bank and Gonzales Holding hereby make the following representations and warranties to DGC, CNB, and CNC:

    3.1 Corporate Organization. (a) Gonzales Bank is a banking association duly organized, validly existing and in good standing under the laws of the State of Louisiana. Gonzales Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

    (b) Gonzales Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Gonzales Holding has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

    3.2 Capitalization. (a) The authorized capital stock of Gonzales Bank consists of 600,000 shares of common stock, $10.00 par value (the "Gonzales Bank Common Stock"). At the close of business on December 31, 1995, there were 440,000 shares of Gonzales Bank Common Stock issued and outstanding and no shares held in Gonzales Bank's treasury. Except as set forth on Schedule
3.02 hereto, all issued and outstanding shares of Gonzales Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Gonzales Bank has not issued any additional shares of Gonzales Bank Common Stock since December 31,
1995, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Gonzales Bank Common Stock or any security representing the right to purchase or otherwise receive any Gonzales Bank Common Stock. Gonzales Holding has good, valid and marketable title to, the Gonzales Bank Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever.

    (b)  The authorized capital stock of Gonzales Holding
consists
of 10,000,000 shares of Gonzales Holding Common Stock. At the close of business on December 31, 1995, there were 561,801 shares of Gonzales Holding Common Stock issued and outstanding and 20,190 shares held in Gonzales Holding's treasury. Except as set forth on
Schedule 3.02 hereto, all issued and outstanding shares of Gonzales
Holding Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Gonzales Holding has not issued any additional shares of Gonzales Holding Common Stock since December 31, 1995, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Gonzales Holding Common Stock or any security representing the right to purchase or otherwise receive any Gonzales Holding Common Stock.

    3.3 Investments; No Subsidiaries. The "Gonzales Consolidated Group," as such term is used in this Agreement, consists of Gonzales Holding and Gonzales Bank. Except as set forth on Schedule 3.03 hereof, neither Gonzales Bank nor Gonzales Holding has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Gonzales Bank may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

    3.4 Loan Portfolio. All loans, discounts and financing leases (in which any member of the Gonzales Consolidated Group is lessor) reflected on the Gonzales Latest Balance
Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Gonzales Consolidated Group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in Schedule 3.04 hereto is a true and complete list of all real property in which Gonzales Bank has an interest as creditor or mortgagee in an amount greater than $50,000. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by
Gonzales Bank with an unpaid balance of $25,000 or more in which a material default has occurred.
A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

    3.5 Authority; No Violation. Each of Gonzales Bank and Gonzales Holding has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Gonzales Bank have been duly and validly approved by the Board of Directors of Gonzales Bank, and, except for approval by Gonzales Holding as the sole shareholder of Gonzales Bank, no other corporate proceedings on the part of Gonzales
Bank are necessary to consummate the transactions so contemplated. The Board of Directors of Gonzales Holding has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Gonzales Holding, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of Gonzales Holding are necessary to consummate the transactions so contemplated. This
Agreement has been duly and validly executed and delivered by Gonzales Bank and Gonzales Holding and constitutes a valid and binding obligation of Gonzales Bank and of Gonzales Holding enforceable against each in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles.

    3.6    Consents and Approvals.  Except as set forth in
Schedule 3.06 hereto, no permit,
consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Gonzales Bank and Gonzales Holding any third party is necessary in connection with (i) the execution and delivery by Gonzales Bank or Gonzales Holding of this Agreement, or (ii) the consummation by Gonzales Holding or Gonzales Bank of the Mergers and the other transactions contemplated hereby.

    3.7 SEC Documents; Financial Statements; Other Reports; Liabilities. (a) Gonzales
Holding has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Gonzales Holding SEC Documents"), complete copies of which have been provided to DGC, CNC, and CNB. As of their respective dates, the Gonzales Holding
SEC Documents, and any such reports, forms and documents filed by Gonzales Holdings with the
SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Gonzales Holding SEC Documents, and none of the
Gonzales Holding SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Gonzales Holding SEC Document has been revised or superseded by a later filed Gonzales Holding SEC Document, none of the Gonzales Holding SEC
Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements of Gonzales Holding and its consolidated subsidiaries (collectively, the "Gonzales Financial Statements") included in the Gonzales Holding SEC
Documents have been audited by Basil M. Lee and Company, certified public accountants (in the case of the audited Gonzales Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of Gonzales Holding and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the interim financial statements (collectively, the Gonzales Interim Financial Statements"), as permitted by Rule 10-01 of Regulation S-X of the SEC. The Gonzales Interim Financial Statements reflect all adjustments
(consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither Gonzales Holding nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included as part of the Gonzales Interim Financial Statements (the
"Gonzales Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the Gonzales Latest Balance Sheet in the ordinary course of business.

    (c) Since the date of the Gonzales Latest Balance Sheet, there has been no change that has had or is likely to have a material adverse effect on any member of the Gonzales Consolidated
Group.

    (d) Gonzales Holding has delivered to DGC, CNC and CNB true and complete copies of the annual report to the Board of Governors of the Federal Reserve System (the "Federal Reserve
Board") for the year ended December 31, 1994 of each member of the Gonzales Consolidated Group required to file such reports and all call reports made to the Federal Deposit Insurance Corporation
("FDIC") or the Federal Reserve Board, as the case may be, since December 31, 1992, of each member of the Gonzales Consolidated Group required to file such reports. All call reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency.

    3.8 No Broker's Fees. Except as fully described and set forth in Schedule 3.08 hereto, neither Gonzales Bank, Gonzales Holding nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except for fees payable in connection with the financial services rendered by Alex Sheshunoff & Co.

    3.9 Title to Properties; Encumbrances. Except as set forth in Schedule 3.09 hereto,
Gonzales Bank and Gonzales Holding have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the Gonzales
Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the Gonzales Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in
Schedule 3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets (i) liens for current taxes and assessments not in default,
(ii) minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by
Gonzales Bank or Gonzales Holding, (iii) mortgages and encumbrances which secure indebtedness, which is properly reflected in the Gonzales Latest Balance Sheet, and (iv) liens arising as a matter of law in the ordinary course of business with respect to obligation incurred after the date of the Gonzales Latest Balance Sheet provided that such obligations are not delinquent or are being contested in good faith. All personal property material to the business, operations or financial condition of Gonzales Bank or Gonzales Holding, and all buildings, structures and fixtures used by Gonzales Bank or Gonzales Holding in the conduct of their businesses, are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth in Schedule 3.09 hereto, neither Gonzales Bank nor Gonzales Holding has received any notification of any violation (which has not been cured) of any building, zoning or other similar law, ordinance or regulation in respect of such property or structures or its use thereof.

    3.10   No Undisclosed Liabilities.  Except as set forth in
Schedule 3.10 hereto, as of the
date hereof neither Gonzales Bank nor Gonzales Holding has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the Gonzales Latest Balance
Sheet or disclosed in the notes thereto or (ii) incurred since the date of the Gonzales Latest Balance
Sheet in the ordinary course of business and consistent with past practice.

    3.11 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 3.11 hereto, since the date of the Gonzales Latest Balance Sheet, there has not been:

         i) any material adverse change in the business, operations, properties, assets or financial condition of Gonzales Bank or Gonzales Holding, or any event which has had or will have a material adverse effect on any of the foregoing;

         ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Gonzales Bank or Gonzales Holding or any of their subsidiaries (whether or not covered by insurance);

         iii) any increase of more than ten percent (10%) in the compensation payable by
     Gonzales Bank or Gonzales Holding to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of
     $25,000 per annum, or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar payment or arrangement made or agreed to by Gonzales Bank or Gonzales Holding for the benefit of any such director, officer, agent, consultant or employee;

         iv) any change in any method of accounting or accounting practice of Gonzales
     Bank or Gonzales Holding;

         v) any loan in excess of $25,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Gonzales Bank or
     Gonzales Holding as uncollectible; or

         vi) any agreement or understanding, whether in writing or otherwise, of Gonzales
     Bank or Gonzales Holding to do any of the foregoing.

         (b) Except as set forth in Schedule 3.11 hereto, since the date of the Gonzales Latest
Balance Sheet, neither Gonzales Bank nor Gonzales Holding has:

         i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000;

         ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $50,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the Gonzales Latest Balance
     Sheet and current liabilities incurred since the date of the Gonzales Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

         iii) declared, paid or set aside for payment any dividend or other distribution
     (whether in cash, stock or property) in respect of its capital stock, except for (i) a Special
     Dividend by Gonzales Holding in February 1996 of $2.00 per share, (ii) regular quarterly dividends in 1996 of $.35 per share for each complete calendar quarters elapsed prior to the
     Effective Date, and (iii) dividends by Gonzales Bank to Gonzales Holding to the extent necessary to fund authorized dividends of Gonzales Holding and to pay necessary and routine expenses of Gonzales Holding;

         iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

         v)   sold, assigned or transferred any of its assets
(real, personal or mixed, tangible
     or intangible) canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

         vi) paid any amounts or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Gonzales Bank, Gonzales Holding or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of any such person, has any direct or indirect interest;

         vii) entered into any collective bargaining agreements;
or

         viii) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this
     Agreement.

         3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Gonzales Bank or Gonzales Holding, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Gonzales Bank's or Gonzales Holding's financial obligations under such lease its rental payments, expiration date and renewal terms. Except as set forth in Schedule
3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms and (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease.

    3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Gonzales Bank or Gonzales
Holding or in which they have any interest. Gonzales Bank and Gonzales Holding own, or have the rights to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in
Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Gonzales Bank or Gonzales Holding does not infringe on the rights of any person.

    3.14 Compliance with Applicable Law. Gonzales Bank and Gonzales Holding hold all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default could result in a material limitation on the conduct of Gonzales Bank's or Gonzales
Holding's business, or could cause Gonzales Bank or Gonzales Holding to incur a substantial financial penalty); and, except as set forth in Schedule 3.14 hereto, neither Gonzales Bank nor Gonzales
Holding has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

    3.15 Absence of Questionable Payments. Gonzales Bank and Gonzales Holding have not, and, to the knowledge of Gonzales Bank or Gonzales Holding, no director, officer, agent, employee, consultant or other person acting on behalf of, Gonzales Bank or Gonzales Holding has, (a) used any Gonzales Bank or Gonzales Holding corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Gonzales Bank or Gonzales Holding corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Gonzales
Bank or Gonzales Holding.

    3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Gonzales Bank or Gonzales Holding or in which Gonzales Bank or Gonzales Holding is named as the insured party. All such policies are valid, enforceable and in full force and effect, and no member of the Gonzales Consolidated Group has received any notice of material premium increase or cancellation with respect to any of its insurance policies now in effect. Such insurance with respect to Gonzales Bank's and Gonzales
Holding's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by institutions of similar size operating similar properties and businesses in the State of Louisiana and, in the opinion of management of Gonzales Holding or Gonzales Bank, as the case may be, are adequate for the conduct of Gonzales Bank's and Gonzales Holding's businesses. Except as set forth in Schedule 3.16 hereto, within the past five (5) years, neither
Gonzales Bank nor Gonzales Holding has ever been refused any insurance nor have their coverages been limited (other than certain exclusions for coverage of certain events or circumstances stated in such policies) by any insurance carrier to which they have applied for insurance or with which they have carried insurance.

    3.17 Powers of Attorney; Guarantees. Except as set forth in Schedule 3.17 hereto, other than in the ordinary course of business neither Gonzales Bank nor Gonzales Holding has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

    3.18 Tax Matters. Gonzales Bank and Gonzales Holding make the following representations with respect to tax matters:

    (a) For purposes of this Section, the following definitions shall apply:

    (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes
(including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the Gonzales Consolidated Group is required to pay, withhold or collect.

    (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (b) To the knowledge of the Gonzales Consolidated Group, all material Returns required to be filed by or on behalf of members of the Gonzales Consolidated Group have been duly filed and, to the knowledge of the Gonzales Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Gonzales Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the Gonzales
Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Gonzales Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Gonzales Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (c) The Returns of the Gonzales Consolidated Group have never been audited by a government or taxing authority, nor to the knowledge of the Gonzales Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the Gonzales Consolidated
Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the Gonzales Consolidated Group, and no member of the Gonzales Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Gonzales Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the Gonzales Consolidated
Group, has such event been asserted or threatened against any member of the Gonzales Consolidated
Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Gonzales Consolidated Group.

    3.19 Benefit and Employee Matters. (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by Gonzales Holding or Gonzales Bank, for the benefit of any of the present or former directors, officers, or other employees of Gonzales Bank and Gonzales Holding. Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the Gonzales Consolidated Group. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Gonzales Bank or Gonzales Holding (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Gonzales Bank Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the Gonzales
Consolidated Group has ever maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the Gonzales
Consolidated Group, no "prohibited transaction," as defined in
Section 406 of ERISA or Section
4975 of the Code, has occurred that could result in liability to Gonzales Holding, Gonzales Bank or
DGC, CNC or CNB. The Bank of Gonzales Savings Plan & Trust has been determined to be
"qualified" within the meaning of Section 401(a) of the Code and neither Gonzales Bank nor
Gonzales Holding knows of any fact which would adversely affect the qualified status of such plan.
Gonzales Holding has provided to DGC copies of the most recent determination letter issued by the
Internal Revenue Service with respect to such plan. No member of the Gonzales Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

    (b) Except as set forth in Schedule 3.19(b) hereto, (i) each of Gonzales Bank and
Gonzales Holding is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, occupational safety and health and neither is engaged in any unfair labor practice,
(ii) there is no unfair labor practice
complaint against Gonzales Bank or Gonzales Holding pending or threatened before, or on appeal from, the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Gonzales Bank or Gonzales Holding, (iv) no representation question exists respecting the employees of Gonzales Bank or Gonzales Holding,
(v) no grievance which might have an adverse effect on Gonzales Bank or Gonzales Holding or the conduct of their businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist,
(vi) no collective bargaining agreement
which is binding on Gonzales Bank or Gonzales Holding restricts them from closing any of their operations, and (vii) neither Gonzales Bank nor Gonzales Holding has experienced any work stoppage or other material labor difficulty during the last five
(5) years.

    3.20 Contracts and Commitments; No Default. (a) The following information relating to
Gonzales Bank and Gonzales Holding has been made available to DGC, CNC or CNB:

         i) to the extent permitted by law, any bank regulatory agency reports relating to the examination of Gonzales Bank which have been made available to Gonzales Bank or
     Gonzales Holding for the past five (5) years;

         ii) the name of each bank with which Gonzales Bank or Gonzales Holding has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

         iii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Gonzales Bank or Gonzales Holding is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, accompanied by originals or certified copies thereof and all amendments or modifications of any thereof;

         iv) any loans, including any other credit arrangements by Gonzales Bank, to any holder of ten percent (10%) or more of Gonzales Holding Common Stock, to any of
     Gonzales Bank's or Gonzales Holding's directors or executive officers, to any members of the immediate families of any of Gonzales Bank's or Gonzales Holding's directors or executive officers or to any corporation, firm or other organization in which any of such directors or executive officers has a financial interest; and

         v) any pending application, including any documents or materials relating thereto, which has been filed by Gonzales Bank or Gonzales Holding with any bank regulatory authority in order to obtain the approval of such bank regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

         (b) Except as set forth in Schedule 3.20 hereto, neither Gonzales Bank nor Gonzales
Holding is a party to or bound by, nor have any bids or proposals been made by or to Gonzales Bank or Gonzales Holding with respect to, any written or oral, express or implied:

         i) contract relating to the matters referred to in paragraph (a) above;

         ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

         iii) collective bargaining or union contract or agreement;

         iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $50,000;

         v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

         vi) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve (12) months (including periods covered by any option to renew by either party);

         vii) contract containing covenants purporting to limit its freedom to compete;

         viii) contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

         (c) Each of Gonzales Bank and Gonzales Holding have performed in all material respects all the obligations required to be performed by it under any material contract, agreement, arrangement, commitment or other instrument to which it is a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument,
(i) any notice of violation, or (ii)
any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Gonzales Bank or Gonzales Holding, which default would have a material adverse effect on its business, operations, properties, assets or financial condition, and neither Gonzales Bank nor Gonzales Holding has received notice of any such default, nor has
Gonzales Bank or Gonzales Holding knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

    3.21 Disclosure. All facts material to the business, operations, properties, assets, liabilities
(contingent or otherwise), financial condition and prospects of Gonzales Bank and Gonzales Holding have been disclosed to DGC, CNC, and CNB in writing in or pursuant to this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or CNB pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC and CNB.

    3.22 Litigation. Except (a) as disclosed in a Gonzales Holding SEC Document, (b) that are not material individually or in the aggregate, or (c) as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Gonzales
Holding or Gonzales Bank, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting Gonzales Holding or Gonzales Bank or any of their subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of Gonzales Holding or Gonzales Bank no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on Gonzales Holding or
Gonzales Bank. Neither Gonzales Holding or Gonzales Bank nor any of their subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

    3.23 Environmental Matters. (a) To the best knowledge of each, Gonzales Holding and
Gonzales Bank are, and have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment
("Environmental Laws"), including without limitation the Comprehensive Environmental Response,
Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery
Act, 42 U.S.C. Section 6901 et seq., the Louisiana Environmental Quality Act, La. R.S. 30: 2001 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding and Gonzales Bank.

    (b) To the best knowledge of each, all property owned, leased, operated or managed by
Gonzales Holding or Gonzales Bank, or in which Gonzales Holding or Gonzales Bank has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by Gonzales Holding or Gonzales
Bank, a mortgagor, or any other person), are, and have been, in compliance with all applicable
Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank.

    (c) To the best knowledge of each, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which Gonzales Holding or Gonzales Bank or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business
Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

    (d) To the best knowledge of each, there has been no release or threatened release of a
Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Gonzales
Holding or Gonzales Bank.

    3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule
3.24 hereto, all contracts between Gonzales Bank or Gonzales Holding and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC, CNC, or CNB following the Mergers, upon no more than thirty (30) day's written notice to the employee or independent contractor.


                               IV.

        REPRESENTATIONS AND WARRANTIES OF DGC, CNC AND CNB

    DGC, CNC and CNB represent and warrant to Gonzales Bank and Gonzales Holding as follows:

    4.1 Corporate Organization. DGC and CNC are corporations duly organized, validly existing and in good standing under the laws of the States of Mississippi and Louisiana, respectively, and CNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. DGC, CNC, and CNB, respectively, have the corporate power and authority (and CNB has received appropriate authorizations from the OCC to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

    4.2 Capitalization. The authorized capital stock of DGC consists of 50,000,000 shares of DGC Common Stock, 10,000,000 shares of Class A Voting Preferred Stock, no par value, and 10,000,000 shares of Class B Non-Voting Preferred Stock, no par value (collectively, "the DGC
Preferred Stock"). At the close of business on December 31, 1995, there were 19,379,643 shares of DGC Common Stock issued and outstanding and no shares of DGC Preferred Stock had been issued.
In addition, options to acquire 442,852 shares of DGC Common Stock were outstanding. The authorized capital stock of CNC consists of 5,000,000 shares, no par value. At the close of business on December 31, 1995, there were 4,200,000 shares of CNC Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by DGC.
The authorized capital stock of
CNB consists of 234,121 shares of CNB Common Stock. At the close of business on December 31, 1995, there were 234,121 shares of CNB Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by CNC. All issued and outstanding shares of DGC
Common Stock have been, and the shares of DGC Common Stock to be issued pursuant to the
Holding Company Merger will be, duly authorized and validly issued, and all such shares are and will be fully paid. Except as referred to above, DGC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGC Common Stock or DGC Preferred Stock or any security representing the right to purchase or otherwise receive any DGC Common Stock or DGC Preferred
Stock.

    4.3 Authority; No Violation. (a) DGC, CNC, and CNB, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC, CNC, and CNB, or a majority thereof, and DGC as the sole shareholder of CNC, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, and except for approval by CNC, as the sole shareholder of CNB, no other corporate proceedings on the part of DGC, CNC, or CNB are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC, CNC, and CNB and constitutes a valid and binding obligation of each of DGC, CNC, and CNB, enforceable in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement by DGC, CNC, or CNB nor the consummation by DGC, CNC, or CNB of the transactions contemplated hereby, nor compliance by
DGC, CNC, or CNB with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC, or CNC, or the Articles of Association or Bylaws of CNB, (ii) to the best knowledge of DGC, CNC, and CNB violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, CNC, CNB, or any of their subsidiaries or any of their respective properties or assets, or
(iii) to the best knowledge of DGC,
CNC, and CNB violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, CNC, CNB, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, CNC, CNB, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Schedule
4.03 hereto, or which either
individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, CNB or any of their respective subsidiaries.

    4.4 Consents and Approvals. Except for consents and approvals of, or filings or registrations, with the SEC, OCC, the Federal Reserve Bank, the FDIC, and the Commissioner, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (i) the execution and delivery by DGC, CNC, and CNB of this Agreement or (ii) the consummation of the Mergers and the other transactions contemplated hereby.

    4.5 SEC Documents; Financial Statements; Liabilities. (a) DGC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the
"DGC SEC Documents"), complete copies of which have been provided to Gonzales Holding. As of their respective dates, the DGC SEC Documents, and any such reports, forms and documents filed by DGC with the SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DGC SEC Documents, and none of the DGC SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any DGC SEC Document has been revised or superseded by a later filed DGC SEC Document, none of the DGC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The DGC financial statements included in the DGC SEC Documents have been audited by KPMG Peat Marwick LLP, certified public accountants (in the case of the DGC audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of DGC and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the DGC interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The DGC interim financial statements reflect all adjustments
(consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither DGC nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included in the DGC interim financial statements (the "DGC Latest Balance
Sheet"), or as may have been incurred or may have arisen since the date of the DGC Latest Balance
Sheet in the ordinary course of business.

    (c) Since the date of the DGC Latest Balance Sheet, there has been no change that has had or is likely to have a material adverse effect on DGC or its subsidiaries.

    4.6 Litigation. Except (a) as disclosed in a DGC SEC Document, (b) that are not material individually or in the aggregate, or (c) as listed on
Schedule 4.06, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of DGC, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting
DGC or any of its subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of DGC no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on DGC. Neither DGC nor any of its subsidiaries is subject to any currently pending material judgment, order or decree entered in any lawsuit or proceeding.

    4.7 Legality of DGC Common Stock. The DGC Common Stock to be issued in connection with the Holding Company Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

    4.8 Statements are True and Correct. None of the information included in (a) the
Registration Statement to be filed by DGC with the SEC in connection with the DGC Common Stock to be issued in the Holding Company Merger in accordance with
Section 5.06 hereof, (b) the Proxy
Statement to be mailed to the shareholders of Gonzales Holding in connection with its shareholders meeting, and (c) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by DGC or any of its subsidiaries, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of Gonzales Holding, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Gonzales Holding shareholders' meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that DGC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

    4.9 No Shareholder Vote. No vote of any class of shareholders of DGC is required to approve this Agreement or the transactions contemplated hereby in order to comply with the
Mississippi Business Corporation Act, DGC's Articles of
Incorporation or Bylaws, or the rules and regulations of any exchange on which the DGC Common Stock is listed or traded.

    4.10 Broker's and Finder's Fee. No agent, broker, person or firm acting on behalf of DGC, CNC or CNB is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

    4.11 Disclosure. No representations or warranties by DGC, CNC or CNB in this
Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                V.

                     COVENANTS OF THE PARTIES

    5.1 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective Date:

    (a) Gonzales Bank and Gonzales Holding will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

    (b) Neither Gonzales Holding nor Gonzales Bank shall (i) increase by more than ten percent (10%) the compensation payable by Gonzales Bank or Gonzales Holding to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum, (ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or (iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee.

    (c) Neither Gonzales Holding nor Gonzales Bank shall sell or dispose of material assets except in the ordinary course of business.

    (d) Neither Gonzales Holding nor Gonzales Bank shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

    (e) Neither Gonzales Bank nor Gonzales Holding shall authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Gonzales Bank or Gonzales
Holding otherwise authorize or affect any change in its capitalization.

    (f) No dividends shall be paid by Gonzales Holding, except for (i) a special dividend by Gonzales Holding in February, 1996 of $2.00 per share, and (ii) regular quarterly dividends in 1996 of $.35 per share for each complete calendar quarters that elapses prior to the Effective Date. No dividends shall be paid by Gonzales Bank except dividends by Gonzales Bank to Gonzales Holding to the extent necessary to fund authorized dividends of Gonzales Holding and to pay necessary and routine expenses of Gonzales Holding.

    5.2 Limitation on Actions. Prior to the Effective Date or until the termination of this
Agreement, Gonzales Holding shall not, without the prior approval of the chief executive officer of DGC,

    (a) solicit or encourage inquiries or proposals with respect to; or

     (b) except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Gonzales Holding or any subsidiary thereof, or any business combination with Gonzales Holding or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above;
provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Gonzales Holding from taking any action that counsel to Gonzales Holding has advised in writing is required to discharge his or her fiduciary duties to Gonzales Holding and its shareholders.

     Gonzales Bank and Gonzales Holding agree to notify DGC by telephone within twenty-four hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, OCC or other governmental authority with respect to a proposed acquisition of
Gonzales Bank or Gonzales Holding by another party.

     5.3 Current Information. During the period from the date of this Agreement to the
Effective Date, Gonzales Bank and Gonzales Holding will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loans (including loan applications), (iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Gonzales Bank and Gonzales Holding will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

     5.4    Access to Properties and Records; Confidentiality.
(a) For purposes of allowing
DGC, CNC, and CNB and their counsel to prepare regulatory submissions, and for other relevant purposes, Gonzales Bank and Gonzales Holding shall permit DGC reasonable access to their properties during normal business hours, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents;
bylaws; material contracts and agreements; filings with any regulatory authority; litigation files;
compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed
Mergers. No member of the Gonzales Consolidated Group shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information furnished by any member of the Gonzales Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, DGC, CNC, and CNB shall return to Gonzales Holding all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Mergers are abandoned and shall not apply to (a) any information which (i)
DGC, CNC and CNB can establish by convincing evidence was already in its possession prior to the disclosure thereof by Gonzales Holding or Gonzales Bank, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC, CNC or CNB, or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court of competent jurisdiction.

     5.5 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Gonzales
Bank and Gonzales Holding will deliver to DGC copies of their monthly financial statements.

     5.6 Regulatory Matters. (a) DGC shall prepare and file a registration statement with the
SEC on Form S-4 under the Securities Act (the "Registration Statement"), including a proxy statement (the "Proxy Statement") to be mailed to Gonzales Holding shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Registration Statement shall comply in all material respects with the Securities Act and DGC will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable, to qualify the DGC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

     (b) DGC will use its best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this
Agreement, including those required by the OCC, the Federal Reserve Board, the FDIC and the Commissioner.

     (c) Gonzales Holding shall cooperate in preparing the Registration Statement and the
Proxy Statement. Gonzales Holding will promptly furnish all such data and information relating to it and its subsidiaries as DGC may reasonably request for the purpose of including such data and information in the Registration Statement.

     (d) DGC will indemnify and hold harmless Gonzales Holding, each of its directors, each of its officers and each person, if any, who controls Gonzales Holding within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the Securities Act, any state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred, promptly as they are incurred, by such person in connection with investigating or defending any such action or claim; provided, however, that DGC shall not be liable in any case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon or in conformity with information furnished to DGC by or on behalf of the Gonzales Consolidated
Group for use therein.

     (e) Promptly after receipt by an indemnified party under subparagraph (d) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against DGC under such subparagraph, notify DGC in writing of the commencement thereof.
In case any such action shall be brought against any indemnified party and it shall notify DGC of the commencement thereof, DGC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from DGC to such indemnified party of its election so to assume the defense thereof, DGC shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if DGC elects not to assume such defense or counsel for the indemnified parties advises in writing that there are material substantive issues which raise conflicts of interest between DGC or Gonzales
Holding and one or more of the indemnified parties, such indemnified parties may retain counsel satisfactory to them, and DGC shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received.

     5.7 Approval of Shareholders. Gonzales Holding will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) subject to the provisions of Section 5.02(b) hereof, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this
Agreement, and (iii) cooperate and consult with DGC, CNC, and CNB with respect to each of the foregoing matters. Gonzales Holding, as the sole shareholder of Gonzales Bank, shall approve this
Agreement and the Bank Merger. CNC, as the sole shareholder of CNB, shall approve this
Agreement and the Bank Merger.

     5.8 Compliance with SEC Rules 144 and 145. Gonzales Holding shall identify in a letter to DGC, after consultation with its counsel and with DGC and its counsel, persons who may be deemed to be affiliates of Gonzales Holding as that term is defined in Rule 145 under the Securities
Act and who will become beneficial owners of Common Stock of DGC pursuant to the Holding
Company Merger ("Gonzales Holding Affiliates"). Gonzales Holding shall use its best efforts to cause all Gonzales Holding Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rules 144 and 145 under the Securities Act.

     5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

     5.10 Public Announcements. DGC, CNC, CNB, Gonzales Bank and Gonzales Holding will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.10.

     5.11 Benefits. (a) From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Gonzales Bank employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Gonzales Bank employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Gonzales Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Gonzales Bank employee benefit plan listed in Schedule 3.20 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

     (b) After the Effective Date, CNB will honor the employment agreements described in
Schedule 5.11 and will provide severance benefits to former employees of Gonzales Bank that are at least equivalent to the benefits that would have been provided under the current severance policy of Gonzales Bank, a copy of which has been provided to CNB.

     5.12 Election of Directors. For a period of not less than three (3) years after the Effective
Date, DGC and CNC shall elect at least two (2) former members of the Board of Directors of
Gonzales Bank to serve as directors of CNB.

     5.13 Indemnification and Liability Insurance. (a) From and after the Effective Date, CNC shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of
Gonzales Holding (each such director, officer, employee or agent referred to as a "Holding Company
Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified
Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this
Agreement) to the full extent permitted under Louisiana Law or by Gonzales Holding's Articles of
Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

     (b) From and after the Effective Date, CNB shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Gonzales Bank (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law or by Gonzales Bank's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

     (c) CNB and CNC shall use its best efforts to maintain the existing directors' and officers' liability insurance policy of Gonzales Bank and Gonzales Holding, respectively, covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that
CNB and CNC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.


                               VI.

                        CLOSING CONDITIONS

     6.1    Conditions to Each Party's Obligations under this
Agreement.  The respective
obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gonzales
Holding Common Stock, voted at the special meeting of shareholders of Gonzales Holding called pursuant to Section 5.07 hereof.

     (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Mergers.

     (c) DGC, CNC, CNB, Gonzales Holding and Gonzales Bank shall have received an opinion of Messrs. Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by this Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.

     (d) A Registration Statement relating to the shares of DGC Common Stock to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be subject to any stop order or a threatened stop order. All necessary consents or permits from or registrations or filings with state securities commissions shall have been obtained or made.

     (e) This Agreement and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities.

     6.2 Conditions to the Obligations of DGC, CNC, and CNB under this Agreement. The obligations of DGC, CNC, and CNB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC, CNC, and CNB:

     (a) Each of the obligations of Gonzales Bank and Gonzales Holding required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Gonzales Bank and
Gonzales Holding contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective
Date (except as otherwise contemplated by this Agreement) and DGC, CNC, and CNB shall have received a certificate to that effect signed by the president and the chief financial officer of Gonzales
Bank and Gonzales Holding.

     (b) All action required to be taken by, or on the part of, Gonzales Bank and Gonzales
Holding to authorize the execution, delivery and performance of this Agreement by Gonzales Bank and Gonzales Holding and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Gonzales Bank and Gonzales Holding and DGC,
CNC, and CNB shall have received certified copies of the resolutions evidencing such authorization.

     (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Gonzales Bank and Gonzales Holding, which are necessary in connection with the consummation of the Mergers by Gonzales Holding and Gonzales Bank and the other transactions contemplated hereby.

     (d) DGC, CNC, and CNB shall have received an opinion from Jones, Walker, Waechter,
Poitevent, Carrere & Denegre L.L.P., counsel to Gonzales Bank and
Gonzales Holding, dated the
date of the Closing, in form satisfactory to CNB, DGC, and CNC to the effect that:

         i) Gonzales Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Gonzales Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of Louisiana (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the State of
     Louisiana, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

         ii) This Agreement has been duly and validly authorized, executed and delivered by Gonzales Holding and Gonzales Bank and is valid and enforceable against each of them, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

         iii) The authorized capital stock of Gonzales Holding consists of 10,000,000 shares of Gonzales Holding Common Stock, of which, as of December 31, 1995, 561,801 shares have been duly issued, are presently outstanding and are fully paid and non-assessable;

         iv) The authorized capital stock of Gonzales Bank consists of 600,000 of
     Gonzales Bank Common Stock of which, as of December 31,
1995, 440,000 shares are issued
     and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

         v) The execution and delivery by Gonzales Holding and Gonzales Bank of this
     Agreement, consummation by Gonzales Holding and Gonzales Bank of the transactions contemplated hereby and compliance by Gonzales Holding and Gonzales Bank with the provisions hereof will not violate the Articles of Incorporation of Gonzales Holding or
     Gonzales Bank or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which
     Gonzales Holding or Gonzales Bank is a party or to which they may be subject;

         vi) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy
     Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration
     Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to Gonzales Holding and Gonzales Bank may rely, to the extent they deem appropriate, upon certificates of officers of Gonzales
Holding and Gonzales Bank,
provided, such certificates are delivered to DGC and CNB prior to the Closing or attached to the opinion of counsel.

    (e) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of Gonzales Holding or Gonzales Bank from the date of the Gonzales Latest Balance Sheet to the Closing.

    (f) Gonzales Holding shall have used it bests efforts to cause all Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rule
145 under the Securities Act.

    Gonzales Bank and Gonzales Holding will furnish DGC, CNC, and
CNB with such certificates
of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC, CNC, and CNB may reasonably request.

    6.3 Conditions to the Obligations of Bank of Gonzales and Bank of Gonzales Holding
Company, Inc. under this Agreement. The obligations of Gonzales Bank and Gonzales Holding under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Gonzales Bank and Gonzales
Holding:

    (a) Each of the obligations of DGC, CNC, or CNB, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of DGC, CNC, and CNB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and Gonzales Bank and Gonzales Holding shall have received certificates to that effect signed by the presidents and chief financial officers of DGC, CNC, and CNB, respectively.

    (b) All action required to be taken by, or on the part of, DGC, CNC, and CNB to authorize the execution, delivery and performance of this Agreement of DGC, CNC, and CNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC, CNC, and CNB, respectively, and Gonzales Bank and Gonzales Holding shall have received certified copies of the resolutions evidencing such authorization.

    (c) Gonzales Holding shall have received a letter from Alex Sheshunoff & Co., or another financial advisor selected by Gonzales Holding, dated within five
(5) days of the date of mailing of
the Proxy Statement to its shareholders to the effect that the terms of the Holding Company Merger are fair to its shareholders from a financial point of view.

    (d) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of DGC, CNC or CNB from the date of the DGC Latest
Balance Sheet to the Closing.

    (e) Gonzales Holding and Gonzales Bank shall have received from Messrs. Watkins,
Ludlam and Stennis, P.A., counsel for DGC, CNC and CNB (or as to certain matters involving
Louisiana law from Louisiana counsel to DGC, CNC and CNB), an opinion, dated as of the Closing, in form and substance satisfactory to Gonzales Holding and Gonzales Bank, to the effect that:
         i) DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGC is qualified to do business as a foreign corporation in Louisiana. CNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CNB is a state banking corporation duly organized, validly existing and in good standing under the laws of Louisiana (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the
    Banking Laws of the State of Louisiana, and (c) is an insured bank as defined in the Federal
    Deposit Insurance Act;

         ii) This Agreement has been duly and validly authorized, executed and delivered by DGC, CNC, and CNB is valid and enforceable, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

         iii) The authorized capital stock of DGC consists of 50,000,000 shares of DGC
    Common Stock, 10,000,000 shares of Class A Voting Preferred Stock, no par value, and
    10,000,000 shares of Class B Non-Voting Preferred Stock, no par value of which, as of
    December 31, 1995, 19,379,643 shares of Common Stock have been duly issued, are presently outstanding and are fully paid and non-assessable. All shares of DGC Common
    Stock to be issued to holders of Gonzales Holding Common Stock will be, when issued as described in this Agreement and the Registration Statement, duly authorized and validly issued, fully paid and non-assessable, free of liens, security interests, pledges or other encumbrances and all preemptive or similar rights other than liens, security interests, pledges or other encumbrances placed thereon by the holders of Gonzales Holding Common Stock;

         iv) The authorized capital stock of CNC consists of 5,000,000 shares of CNC
    Common Stock, of which, as of December 31, 1995, 4,200,000 shares have been duly issued, are presently outstanding and are fully paid and non-assessable;

         v) The authorized capital stock of CNB consists of 234,121shares of CNB
    Common Stock of which, as of December 31, 1995, 234,121 shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

         vi) The execution and delivery by DGC, CNC, and CNB of this Agreement, consummation by DGC, CNC, and CNB of the transactions contemplated hereby and compliance by DGC, CNC, and CNB with the provisions hereof will not violate the Articles of Incorporation or Association of DGC, CNC, and CNB or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC, CNC, and CNB is a party or to which they may be subject;

         vii) the Registration Statement has become effective, and to such counsel's knowledge, no stop order suspending its effectiveness has been issued nor have any proceedings for that purpose been instituted;

         viii) the Registration Statement and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and we do not know of any contracts or documents required to be filed as exhibits to the
    Registration Statement which are not filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial or statistical data contained in or omitted from the Registration Statement or the Proxy Statement; and

         ix) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy
    Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration
    Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

    As to matters of fact, counsel to DGC, CNC and CNB may rely, to the extent they deem appropriate, upon certificates of officers of DGC, CNC, and CNB, provided, such certificates are delivered to Gonzales Holding and Gonzales Bank prior to the Closing or attached to the opinion of counsel.

    DGC, CNC, and CNB will furnish Gonzales Bank and Gonzales
Holding with such certificates
of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Gonzales Bank and Gonzales Holding may reasonably request.


                               VII.

                             CLOSING

    7.1 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty
Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI, to the extent not waived, are satisfied or at such other place, at such other time, or on such other date as DGC, CNC, CNB, Gonzales Holding and Gonzales Bank may mutually agree upon for the Closing to take place.

    7.2 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, CNC, CNB, Gonzales Holding and Gonzales Bank the opinions, certificates, and other documents and instruments required to be delivered under Article
VI hereof.


                              VIII.

                           TERMINATION

    8.1 Termination. This Agreement may be terminated at any time prior to the Effective
Date, whether before or after approval of the Holding Company
Merger by the shareholders of
Gonzales Holding:

    (a) by mutual written consent of the parties, properly authorized by their respective
Boards of Directors;

    (b) by DGC, CNC, and CNB, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of Gonzales Bank or Gonzales Holding from that set forth in Gonzales Bank's or Gonzales Holding's Financial
Statements for the period ended
December 31, 1995;

    (c) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United
States;

    (d) by any party hereto, if at the special meeting of shareholders to be called by Gonzales
Holding pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gonzales Holding Common
Stock voted at the special meeting of shareholders of Gonzales
Holding called pursuant to Section
5.07 hereof;

    (e) by DGC, CNC, and CNB, in the event there are dissenting shareholders who hold more than ten percent (10%) of the shares of Gonzales Holding
Common Stock;

    (f) by any party hereto if Closing shall not have occurred by December 31, 1996; or

    (g) by Gonzales Holding's Board of Directors in accordance with Section 5.02(b) hereof upon payment of the expenses referenced in Section 9.01 hereof.

    8.2 Effect of Termination. In the event of termination of this Agreement by either DGC,
CNC, CNB, Gonzales Holding or Gonzales Bank as provided above, this Agreement shall forthwith become void and except as provided in Section 5.04 and Section
9.01 hereof there shall be no further
liability on the part of Gonzales Bank, Gonzales Holding, DGC, CNC, CNB, or their respective officers or directors.


                               IX.

                          MISCELLANEOUS

    9.1 Expenses. Except as set forth below, all out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

    In recognition of the fact that DGC will bear the bulk of the expense in preparing for regulatory approvals, in the event Gonzales Holding terminates or seeks to terminate this Agreement without cause, or if the shareholders of Gonzales Holding fail to approve the transaction because of action taken by an officer or director of Gonzales Holding upon advice of counsel pursuant to Section
5.02(b), Gonzales Holding shall indemnify DGC for all expenses reasonably incurred by DGC in attempting to comply with the terms of the Agreement.

    9.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail
(return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

    (a)  If to DGC,  CNC, or CNB, to:

         Deposit Guaranty Corporation
         One Deposit Guaranty Plaza
         210 East Capitol Street
         P.0. Box 730
         Jackson, Mississippi  39205
         Attention:  Arlen L. McDonald
         Fax Number: (601) 354-8192

         Copy to:

         Watkins Ludlam & Stennis, P.A.
         633 North State Street  (39202)
         Post Office Box 427
         Jackson, Mississippi  39205-0427
         Attention: L. Keith Parsons, Esq.
         Fax Number: (601) 949-4804

    (b)  If to Gonzales Bank or Gonzales Holding, to:

         Bank of Gonzales Holding Company, Inc.
         South Burnside Avenue at Worthey Road
         P.O. Box 1089
         Gonzales, La. 70709-1089
         Attn: D. Dale Gaudet
         Fax Number: (504) 621-7239

         Copy to:

         Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
L.L.P.
         201 St. Charles Ave., Suite 5100
         New Orleans, La. 70170
         Attn:  W. Philip Clinton
         Fax Number: (504) 582-8012

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    9.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and with respect to Sections 5.12 and 5.13, the additional parties referenced therein, and their respective successors and assigns; provided, however, that neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

    9.4 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the Gonzales Holding shareholders, DGC, CNC, CNB, Gonzales Holding and Gonzales Bank may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(iii) waive any inaccuracies in the
representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01 hereof; provided, however, that, subject to
Section 1.01 hereof, after any approval
of the Holding Company Merger by the shareholders of Gonzales Holding, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of Gonzales Holding.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    9.5 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This
Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

    9.6 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this
Agreement pursuant to Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

    9.7 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.


    9.8 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof.

    9.9 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this
Agreement.

    IN WITNESS WHEREOF, a majority of the members of the Boards of Directors of CNB and
Gonzales Bank, respectively, have each executed this Agreement and directed the authorized signature and seal of each respective bank to be set hereunto by its President and attested to by its Secretary or Cashier, and the Boards of Directors of DGC, CNC, and Gonzales Holding have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

Attest:                      DEPOSIT GUARANTY CORP.



______________________________    By
Secretary                           President


Attest:                      COMMERCIAL NATIONAL
                             CORPORATION


______________________________    By
Secretary                           President


Attest:                      BANK OF GONZALES HOLDING
                             COMPANY, INC.


______________________________    By
Secretary                           President


[EXECUTION BELOW BY CITIZENS NATIONAL BANK AND BANK OF GONZALES]

Attest:                           CITIZENS NATIONAL BANK



______________________________    By
Secretary                         President



(Seal of Bank)



Attest:                           BANK OF GONZALES


______________________________    By
Secretary                         President



(Seal of Bank)

    The undersigned directors of BANK OF GONZALES and CITIZENS
NATIONAL BANK
hereby adopt and approve this Agreement pursuant to the requirements of 12 U.S.C. Section 215a and La R.S. 6:352(1) (but are not to be deemed parties to this Agreement):

DIRECTORS OF BANK OF         DIRECTORS OF CITIZENS NATIONAL BANK
GONZALES


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________


______________________________
                   CERTIFICATE OF SECRETARY OF
                         BANK OF GONZALES
             (a Louisiana state banking organization)


    I hereby certify that I am the duly elected Secretary of Bank of Gonzales, a Louisiana state bank, presently serving in such capacity and that the foregoing
Agreement was, in the manner
required by law, duly approved, without alteration or amendment, by the sole shareholder of Bank of Gonzales.

Certificate dated _______________, 1996.



                             ________________________, Secretary

                   CERTIFICATE OF SECRETARY OF
                      CITIZENS NATIONAL BANK
                 (a national banking association)

    I hereby certify that I am the duly elected Secretary of Citizens National Bank, a national banking association, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of Citizens National Bank.

Certificate dated _______________, 1996.



                             ________________________, Secretary

                        EXECUTION BY BANKS

    Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective President, this _____ day of _______________, 1996.

                             BANK OF GONZALES


                             By:
                                   _____________________,
President

Attest:


_________________________
Secretary



        [EXECUTION BY CITIZENS NATIONAL BANK ON NEXT PAGE
           REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

                             CITIZENS NATIONAL BANK


                             By:
                                   ________________________,
President


Attest:


_________________________
Secretary

                       ACKNOWLEDGMENT AS TO
                         BANK OF GONZALES

STATE OF LOUISIANA

PARISH OF____________-

    BEFORE ME, the undersigned authority, personally came and appeared ________, who, being duly sworn, declared and acknowledged before me that he is the President of Bank of Gonzales and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                             Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1996.


___________________________________
Notary Public

                       ACKNOWLEDGMENT AS TO
                      CITIZENS NATIONAL BANK

STATE OF LOUISIANA

PARISH OF _______________

    BEFORE ME, the undersigned authority, personally came and appeared __________, who, being duly sworn, declared and acknowledged before me that he is the President of Citizens National
Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                             Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1996.


___________________________________
Notary Public